UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2020

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 228-2200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01 Other Events.

Black Creek Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) is filing this Current Report on Form 8-K in order to disclose the most recent transaction price and net asset value (“NAV”) per share, as determined in accordance with the Company’s valuation procedures, for each of its classes of common stock and to provide an update on our assets.

February 1, 2021 Transaction Price

The transaction price for each share class of our common stock for subscriptions accepted (and distribution reinvestment plan issuances) as of February 1, 2021 (and redemptions as of January 31, 2021) is as follows:

Share Class	Transaction Price (per share)
Class T	$7.5412
Class S	7.5412
Class D	7.5412
Class I	7.5412
Class E	7.5412

The transaction price for each of our share classes is equal to such class’s NAV per share as of December 31, 2020. A calculation of the NAV per share is set forth below. The purchase price of our common stock for each share class equals the transaction price of such class, plus applicable upfront selling commissions and dealer manager fees.

December 31, 2020 NAV Per Share

Our board of directors, including a majority of our independent directors, has adopted valuation procedures, as amended from time to time, that contain a comprehensive set of methodologies to be used in connection with the calculation of our NAV. Our most recent NAV per share for each share class, which is updated as of the last calendar day of each month, is posted on our website at www.blackcreekdiversified.com and is also available on our toll-free, automated telephone line at (888) 310-9352. Please see our valuation procedures filed with our most recent Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (the “SEC”) and is available on the SEC’s website at www.sec.gov, for a more detailed description of our valuation procedures, including important disclosure regarding real property valuations provided by Altus Group U.S Inc. (the “Independent Valuation Advisor”). All parties engaged by us in the calculation of our NAV, including Black Creek Diversified Property Advisors LLC (the “Advisor”), are subject to the oversight of our board of directors. Generally, all of our real properties are appraised each calendar month by the Independent Valuation Advisor, with such appraisals reviewed by our external advisor. Additionally, each real property is appraised by a third-party appraiser at least once per calendar year, as described in our valuation procedures.

As used below, “Fund Interests” means our outstanding shares of common stock, along with the partnership units in our operating partnership (“OP Units”) which may be held directly or indirectly by the Advisor, Black Creek Diversified Property Advisors Group LLC (the “Sponsor”), and third parties, and “Aggregate Fund NAV” means the NAV of all the Fund Interests.

The following table sets forth the components of Aggregate Fund NAV as of December 31, 2020 and November 30, 2020:

	As of
(in thousands)	December 31, 2020	November 30, 2020
Investments in office properties	$753,950	$750,850
Investments in retail properties	906,100	907,250
Investments in multi-family properties	388,350	388,100
Investments in industrial properties	516,100	410,200
Total investment in real estate properties	2,564,500	2,456,400
Debt-related investments	49,584	49,577
DST Program Loans	45,229	44,405
Total investments	2,659,313	2,550,382
Cash and cash equivalents	11,266	20,608
Restricted cash	10,468	10,830
Other assets	27,987	30,831
Line of credit, term loans and mortgage notes	(968,544)	(916,836)
Financing obligations associated with our DST Program	(507,204)	(469,547)
Other liabilities	(46,729)	(46,363)
Accrued performance-based fee	(4,608)	(4,213)
Accrued advisory fees	(1,548)	(1,521)
Aggregate Fund NAV	$1,180,401	$1,174,171
Total Fund Interests outstanding	156,527	155,756

The following table sets forth the NAV per Fund Interest as of December 31, 2020 and November 30, 2020:

		Class T	Class S	Class D	Class I	Class E
(in thousands, except per Fund Interest data)	Total	Shares	Shares	Shares	Shares	Shares	OP Units
As of December 31, 2020
Monthly NAV	$1,180,401	$74,135	$177,339	$30,904	$337,268	$459,052	$101,703
Fund Interests outstanding	156,527	9,831	23,516	4,098	44,723	60,873	13,486
NAV Per Fund Interest	$7.5412	$7.5412	$7.5412	$7.5412	$7.5412	$7.5412	$7.5412
As of November 30, 2020
Monthly NAV	$1,174,171	$71,390	$172,438	$30,303	$336,599	$461,624	$101,817
Fund Interests outstanding	155,756	9,470	22,875	4,020	44,650	61,235	13,506
NAV Per Fund Interest	$7.5385	$7.5385	$7.5385	$7.5385	$7.5385	$7.5385	$7.5385

Under GAAP, we record liabilities for ongoing distribution fees that (i) we currently owe Black Creek Capital Markets, LLC (the “Dealer Manager”) under the terms of our dealer manager agreement and (ii) we estimate we may pay to the Dealer Manager in future periods for shares of our common stock. As of December 31, 2020, we estimated approximately $15.5 million of ongoing distribution fees were potentially payable to the Dealer Manager. We do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date.

The valuations of our real property as of December 31, 2020 were provided by the Independent Valuation Advisor in accordance with our valuation procedures. Certain key assumptions that were used by the Independent Valuation Advisor in the discounted cash flow analysis are set forth in the following table based on weighted-averages by property type.

	Office	Retail	Multi‑family	Industrial	Weighted-Average Basis
Exit capitalization rate	6.30%	6.30%	5.26%	5.60%	6.00%
Discount rate / internal rate of return	6.96%	6.79%	6.07%	6.29%	6.63%
Average holding period (years)	10.0	10.0	10.0	10.1	10.0

A change in the exit capitalization and discount rates used would impact the calculation of the value of our real properties. For example, assuming all other factors remain constant, the changes listed below would result in the following effects on the value of our real properties:

Input	Hypothetical Change	Office	Retail	Multi‑family	Industrial	Weighted-Average Values
Exit capitalization rate (weighted-average)	0.25% decrease	3.02%	2.49%	3.21%	3.12%	2.88%
	0.25% increase	(2.78)%	(2.30)%	(2.92)%	(2.84)%	(2.64)%
Discount rate (weighted-average)	0.25% decrease	2.12%	1.91%	2.00%	2.00%	2.01%
	0.25% increase	(2.07)%	(1.87)%	(1.96)%	(1.95)%	(1.96)%

Update on Our Assets

As of December 31, 2020, we had $2.6 billion in assets under management (calculated as fair value of total investment in real estate properties and debt-related investments, plus cash and cash equivalents). Our investments include 57 real estate properties totaling approximately 11.9 million square feet, which were 93.1% leased as of December 31, 2020.

During the month ended December 31, 2020, we acquired three industrial properties for a combined contractual purchase price of $102.1 million, exclusive of transfer taxes, due diligence expenses, acquisition costs and other closing costs.

As of December 31, 2020 our leverage ratio was 36.6% (calculated as outstanding principal balance of our borrowings less cash and cash equivalents, divided by the fair value of our real property and debt-related investments not associated with the DST Program, as determined in accordance with our valuation procedures).

The following table sets forth a summary of our December rent collections as of January 11, 2021:

December 2020
Rent Collections
Office	98.9%
Retail	97.2%
Industrial	96.9%
Multifamily	96.9%

Total	97.7%

Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are intended to be deemed “forward-looking statements” within the meaning of, and to be covered by the safe harbor provisions contained in, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or other similar words or terms. These statements are based on certain assumptions and analyses made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause results to vary are the negative impact of COVID-19 on our financial condition and results of operations being more significant than expected, the negative impact of COVID-19 on our customers being more significant than expected, general economic and business (particularly real estate and capital market) conditions being less favorable than expected, the business opportunities that may be presented to and pursued by us, changes in laws or regulations (including changes to laws governing the taxation of real estate investment trusts (“REITs”)), risk of acquisitions, availability and creditworthiness of prospective customers, availability of capital (debt and equity), interest rate fluctuations, competition, supply and demand for properties in current and any proposed market areas in which we invest, our customers’ ability and willingness to pay rent at current or increased levels, accounting principles, policies and guidelines applicable to REITs, environmental, regulatory and/or safety requirements, customer bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, many of which are beyond our control. For a further discussion of these factors and other risk factors that could lead to actual results materially different from those described in the forward-looking statements, see “Risk Factors” under Item 1A of Part 1 of our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent periodic and current reports filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

Item 9.01          Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description
99.1*	Consent of Altus Group U.S., Inc.

*          Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
January 15, 2021
	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer